As filed with the U.S. Securities and Exchange Commission on June 12, 2017.            Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Viad Corp

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-1169950
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1850 North Central Avenue, Suite 1900 Phoenix, Arizona	85004-4565
(Address of Principal Executive Offices)	(Zip Code)

2017 VIAD CORP OMNIBUS INCENTIVE PLAN

(Full Title of the Plan)

Deborah J. DePaoli
General Counsel and Secretary
Viad Corp
1850 North Central Avenue, Suite 1900
Phoenix, AZ  85004-4565
(602) 207-1000

(Name, Address, and Telephone Number,
Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Common Stock, par value $1.50 per share	1,750,000	$45.30	$79,275,000.00	$9,187.97
(1)	This Registration Statement on Form S-8 covers 1,750,000 shares of common stock, par value $1.50 per share, of Viad Corp (“Common Stock”), issuable under the 2017 Viad Corp Omnibus Incentive Plan.
(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Form S-8 also covers additional securities that may be offered as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(3)

Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low trading prices of the Common Stock on the New York Stock Exchange on June 7, 2017.

(4)	The registration fee was calculated by multiplying .0001159 by the proposed maximum aggregate offering price.

INTRODUCTION

This Registration Statement on Form S-8 (this “Registration Statement”) of Viad Corp, a Delaware corporation (“Viad” or the “Registrant”), relates to 1,750,000 shares of common stock, par value $1.50 per share, of Viad (“Common Stock”), issuable under the 2017 Viad Corp Omnibus Incentive Plan.

PART I

Information Required in the Section 10(a) Prospectus

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on March 6, 2017;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the Commission on May 5, 2017;

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 3, 2017 and May 23, 2017; and

(d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-B filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), on February 25, 1992.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents (other than information therein that is furnished and not deemed filed with the Commission).  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the securities offered pursuant to this Registration Statement has been passed upon for the Registrant by Deborah J. DePaoli, General Counsel and Secretary of the Registrant.  Ms. DePaoli is paid a salary by the Registrant, is a participant in various benefit plans offered by the Registrant to employees of the Registrant generally, and beneficially owns, or has rights to acquire, an aggregate of less than 1% of the outstanding Common Stock.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law.  Under Section 145 of the Delaware General Corporation Law (the “DGCL”), Viad Corp is empowered to indemnify its directors and officers in the circumstances therein provided.  Certain portions of Section 145 are summarized below:

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in the manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, did not have reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b).  Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.  Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Certificate of Incorporation and Bylaws.  The Restated Certificate of Incorporation, as amended, of Viad Corp (“Certificate of Incorporation”) provides that no director of Viad Corp shall be personally liable to Viad Corp or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation is prohibited under the DGCL as it currently exists or as it may be amended in the future.  The Certificate of Incorporation and Bylaws, as amended, of Viad Corp (“Bylaws”) also provide that Viad Corp shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Viad Corp or is or was serving at the request of Viad Corp as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer), to the fullest extent authorized by the DGCL as it currently exists or as it may be amended in the future, against all expense, liability and loss (including attorneys’ fees, judgments, fines, payments in settlement and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person.  Such indemnification shall continue as to a person who ceases to be a director or officer of Viad Corp and shall inure to the benefit of such person’s heirs, executors and administrators.  Viad Corp shall not be required to indemnify a person in connection with such action, suit or proceeding initiated by such person if it was not authorized by the Board of Directors except under limited circumstances.

The Bylaws also provide that Viad Corp shall pay the expenses of directors and officers incurred in defending any such action, suit or proceeding in advance of its final disposition; provided, however, that, if and to the extent that the DGCL requires, the payment of expenses incurred by a director or officer in advance of the final disposition of any action, suit or proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under the Certificate of Incorporation or otherwise.  If a claim for indemnification or advancement of expenses by an officer or director under the Bylaws is not paid in full within 30 calendar days after a written claim therefor has been received by Viad Corp, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled also to be paid the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any action, suit or proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to Viad Corp) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for Viad Corp to indemnify the claimant for the amount claimed.  Viad Corp shall have the burden of providing such defense.  Neither the failure of Viad Corp to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by Viad Corp that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.  The right to indemnification and the payment of expenses conferred on any person by the Bylaws shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of the provisions of the Certificate of Incorporation described herein by the stockholders of Viad Corp will not adversely affect any limitation on the personal liability of directors for, or any rights of directors in respect of, any cause of action, suit or claim accruing or arising prior to the repeal or modification.

The Bylaws also provide that Viad Corp may maintain insurance to protect itself and any director, officer, employee or agent of Viad Corp or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not Viad Corp would have the power to indemnify such person against such expense, liability or loss under DGCL.  Viad Corp has obtained directors’ and officers’ liability insurance for the benefit of its directors and officers.

In addition, Viad Corp has entered into indemnification agreements with each of its directors. These agreements provide, among other things, that Viad Corp must, subject to specified exceptions:

•	indemnify each director to the full extent authorized or permitted by applicable law;

•

maintain insurance policies for the benefit of each director that are applicable for so long as the director continues to serve as a director and thereafter for so long as a director is subject to any possible or threatened claim or action relating to the director’s service as a director; and

•

indemnify each director against all expenses, fines, fees and amounts paid in settlement incurred by the director in connection with a threatened, pending or complete action relating to the director’s service as a director.

In addition, the indemnification agreements contain procedures for implementing the indemnities described above, including advancement of expenses.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index on the page immediately following the signature pages to this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 12, 2017.

VIAD CORP

By:	/s/ STEVEN W. MOSTER
Name: Steven W. Moster
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ STEVEN W. MOSTER Steven W. Moster	Director, President and Chief Executive Officer (Principal Executive Officer)	June 12, 2017

/s/ ELLEN M. INGERSOLL Ellen M. Ingersoll	Chief Financial Officer (Principal Financial Officer)	June 12, 2017

/s/ LESLIE S. STRIEDEL Leslie S. Striedel	Chief Accounting Officer (Principal Accounting Officer)	June 12, 2017

*
Andrew B. Benett	Director
*
Isabella Cunningham	Director
*
Richard H. Dozer	Director
*
Edward E. Mace	Director
*
Robert E. Munzenrider	Director
*
Joshua E. Schechter	Director

/s/ ELLEN M. INGERSOLL
Ellen M. Ingersoll		June 12, 2017

* As attorney-in-fact pursuant to power of attorney filed as Exhibit 24.1 to this Form S-8.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1

Copy of Restated Certificate of Incorporation of Viad Corp, as amended through July 1, 2004 (SEC File No. 001-11015; SEC Film No. 04961107) (incorporated by reference to Exhibit 3.A to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 9, 2004).

4.2	Copy of Bylaws of Viad Corp, as amended through December 5, 2013 (incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 9, 2013).
*5.1	Opinion of the Registrant’s General Counsel as to the legality of securities offered under the 2017 Viad Corp Omnibus Incentive Plan.
10.1	Copy of 2017 Viad Corp Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 23, 2017).
*23.1	Consent of Deloitte & Touche LLP.
*23.2	Consent of Counsel (included in Exhibit 5.1 to this Registration Statement).
*24.1	Powers of Attorney of directors and certain officers of the Registrant.

* Filed herewith.